CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Variable Coupon Callable Yield Notes linked to a reference asset consisting of the Russell 2000® Index and the S&P 500® Index due November 28, 2012	$1,041,000	$119.30

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158385
PRICING SUPPLEMENT
Dated November 22, 2011
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009 and
Underlying Supplement no. 3 dated October 22, 2010)

HSBC USA Inc.
Variable Coupon Callable Yield Notes

}	$1,041,000 Variable Coupon Callable Yield Notes linked to a reference asset consisting of the Russell 2000® Index and the S&P 500® Index

}	12-month term

}	Quarterly coupons

}	Contingent return of principal, subject to the credit risk of HSBC USA Inc.

}	Callable quarterly

The Variable Coupon Callable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes.  HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per Note	$1,000	$6	$994
Total	$1,041,000	$6,246	$1,034,754
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

HSBC USA Inc.
12-Month Variable Coupon Callable Yield Notes

This pricing supplement relates to a single offering of Variable Coupon Callable Yield Notes.  This offering has the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and underlying supplement.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this pricing supplement shall control.

This pricing supplement relates to a single offering of Notes linked to the performance of two indices identified below (the “Reference Asset”).  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The Russell 2000® Index (“RTY”) and the S&P 500® Index (“SPX”) (each an “Underlying” and together the “Underlyings”)

Annual Coupon Rate (paid quarterly):	13.40% per annum if a Coupon Step-Down Event does not occur, and 1.00% per annum if a Coupon Step-Down Event occurs, on the relevant Coupon Observation Date.

Coupon Step-Down Event:	A Coupon Step-Down Event occurs if the Official Closing Level of either Underlying is below its Trigger Level on the relevant Coupon Observation Date.

Trade Date:	November 22, 2011

Pricing Date:	November 22, 2011

Settlement Date:	November 28, 2011

Final Valuation Date:	November 23, 2012, subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”

Maturity Date:
3 business days after the Final Valuation Date and is expected to be November 28, 2012.  The Maturity Date is subject to adjustment as described below under the caption “Observation Dates and Maturity Date.”

Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value plus any coupon payment.

Final Settlement Value:
If the Notes are not redeemed early, you will receive a payment on the Maturity Date calculated as follows:

} If a Trigger Event does not occur, 100% of the Principal Amount.

}  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

}  If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying. In such a case, you may lose up to 100% of your investment regardless of the performance of the other Underlying.

Trigger Event:	A Trigger Event occurs if the Official Closing Level of either Underlying is below its Trigger Level on any scheduled trading day during the Observation Period.

Trigger Level:	594.02 with respect to the SPX and 348.13 with respect to the RTY , in each case 50% of the Initial Level of the relevant Underlying.

Least Performing Underlying:	The Underlying with the lowest Final Return.

Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.

Coupon Observation Dates:
February 22, 2012, May 22, 2012, August 22, 2012 and November 23, 2012 (the Final Valuation Date).  The Coupon Observation Dates are subject to postponement as described below under the caption “Observation Dates and Maturity Date.”

Coupon Payment Dates:
February 27, 2012, May 25, 2012, August 27, 2012 and November 28, 2012 (the Maturity Date).  The Coupon Payment Dates are subject to postponement as described under “Payment on the Notes—Coupon” on page PS-4 below.

Early Redemption Right:
Each offering of Notes may be redeemed by the Issuer on any Coupon Payment Date at 100% of their Principal Amount together with any coupon payment. See “Payment on the Notes—Early Redemption Right” on page PS-5 for more details.

Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:

Final Level – Initial Level Initial Level

Initial Level:	1,188.04 with respect to the SPX and 696.26 with respect to the RTY, in each case the Official Closing Level of the relevant Underlying on the Pricing Date.

Final Level:	The Official Closing Level of the relevant Underlying on the Final Valuation Date.

Official Closing Level:
With respect to each Underlying, the Official Closing Level on any scheduled trading day for such Underlying will be the closing level of the Underlying as determined by the calculation agent as described under “Payment on the Notes—Official Closing Level” on page PS-5 below.

CUSIP / ISIN	4042K1SU8 / US4042K1SU88

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

GENERAL

This pricing supplement relates to a single offering of Notes linked to the Reference Asset identified on the cover page.  The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset.  Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the underlying supplement no. 3 dated October 22, 2010.  If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or underlying supplement, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus, prospectus supplement and underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and each underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm

PAYMENT ON THE NOTES

Maturity

Unless we have exercised our Early Redemption Right, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the Final Settlement Value (plus any coupon payment) determined as follows:

}	If a Trigger Event does not occur, 100% of the Principal Amount.

}	If a Trigger Event occurs and the Final Return of the Least Performing Underlying is positive, an amount equal to 100% of the Principal Amount.

}
If a Trigger Event occurs and the Final Return of the Least Performing Underlying is negative or zero, an amount equal to 100% of the Principal Amount multiplied by the sum of one plus the Final Return of the Least Performing Underlying, which will result in a Final Settlement Value less than the Principal Amount.

Coupon

Unless the Notes are redeemed early, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four.  The expected Coupon Payment Dates are February 27, 2012, May 25, 2012, August 27, 2012 and November 28, 2012 (which is also the expected Maturity Date).  If any Coupon Payment Date falls on a day that is not a business day (including a Coupon Payment Date that is also the Maturity Date or the Early Redemption Date, as defined below), such Coupon Payment Date will be postponed to the immediately succeeding business day.  If the final Coupon Payment Date (which is also the Maturity Date) is postponed as described under “Observation Dates and Maturity Date” below, such final Coupon Payment Date will be postponed until the postponed Maturity Date.  In no event, however, will any additional interest accrue on the Notes as a result of any of the foregoing postponements.  For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-18 in the accompanying prospectus supplement.

The “Annual Coupon Rate” is 13.40% per annum if a Coupon Step-Down Event does not occur and 1.00% per annum if a Coupon Step-Down Event occurs on the relevant Coupon Observation Date.

Coupon Step-Down Event

A Coupon Step-Down Event occurs if the Official Closing Level of any Underlying is below its Trigger Level on the relevant Coupon Observation Date.  The Coupon Observation Dates are February 22, 2012, May 22, 2012, August 22, 2012 and November 23, 2012 (the Final Valuation Date).  The Coupon Observation Dates are subject to postponement as described below under the caption “Observation Dates and Maturity Date.”

Early Redemption Right

The Notes are redeemable at our option in whole, but not in part, on any Coupon Payment Date upon giving notice five business days prior to such Coupon Payment Date. The “Early Redemption Date” is the Coupon Payment Date, if any, for which we have given notice.  If the Notes are redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of the Notes and any coupon payment in respect of Coupon Payment Dates ended on or before the Early Redemption Date. In this case, you will lose the opportunity to continue to be paid Coupons on Coupon Payment Dates that occur after the Early Redemption Date.

Official Closing Level

With respect to each Underlying, the Official Closing Level on any scheduled trading day will be determined by the calculation agent based upon the closing level of such index displayed on the following pages on Bloomberg Professional® service: for RTY, page “RTY <INDEX>” and for SPX, page “SPX <INDEX>”. With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

With respect to RTY, the reference sponsor is Russell Investment Group.  With respect to SPX, the reference sponsor is Standard and Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

}	You believe that the Official Closing Level of either of the Underlyings will not decline by more than the Trigger Level during the Observation Period.

}	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

}	You are willing to be limited to a coupon of 1.00% per annum if a Coupon Step-Down Event occurs on the relevant Coupon Observation Date.

}	You are willing to be exposed to the possibility of early redemption.

}	You are willing to forego distributions paid on stocks comprising the indices included in the Reference Asset.

}	You are willing to hold the Notes to maturity.

}	You do not seek an investment for which there will be an active secondary market.

}
You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are comfortable with the creditworthiness of HSBC, as issuer of the Notes.

The Notes may not be suitable for you if:

}	You believe that the Official Closing Level of one or both of the Underlyings will decline by more than the Trigger Level during the Observation Period.

}	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Underlying on a 1-to-1 basis.

}	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to your Notes.

}	You are unwilling to be limited to a coupon of 1.00% per annum if a Coupon Step-Down Event occurs on the relevant Coupon Observation Date.

}	You are unwilling to be exposed to the possibility of early redemption.

}	You prefer to receive the distributions paid on stocks comprising the indices included in the Reference Asset.

}	You prefer a product that provides upside participation in the Reference Asset, as opposed to the coupon being offered with respect to your Notes.

}	You are unable or unwilling to hold the Notes to maturity.

}	You seek an investment for which there will be an active secondary market.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Notes.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US3-1 of the accompanying underlying supplement no. 3.  Investing in the Notes is not equivalent to investing directly in any of the stocks comprising either Underlying.  You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

}	“— Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the prospectus supplement; and

}	“— There are Risks Associated With Small-Capitalization Stocks” in underlying supplement no. 3.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are not principal protected and you may lose your entire initial investment.

The Notes are not principal protected. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not redeemed early and if a Trigger Event occurs during the Observation Period and the Final Return of the Least Performing Underlying is negative. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you could lose your entire initial investment if the level of the Least Performing Underlying falls to zero. An investment in the Notes is not principal protected and you may receive less at maturity than you originally invested in the Notes, or you may receive nothing at maturity, excluding any coupon payment.  Payment of any amount at maturity is subject to the credit risk of HSBC.

You will not participate in any appreciation in the level of either Underlyings included in the Reference Asset.

The Notes will not pay more than the Principal Amount, plus any coupon payment, at maturity or upon early redemption. Even if the Final Return of each Underlying in the Reference Asset is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Underlying. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus any coupons.  Under no circumstances, regardless of the extent to which the level of any Underlying appreciates, will your return exceed the total amount of the coupons.  In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Underlyings.

The Annual Coupon Rate may be 1.00% per annum on each Coupon Payment Date.

The Notes pay an Annual Coupon Rate (paid quarterly) equal to 13.40% per annum if a Coupon Step-Down Event does not occur and 1.00% per annum if a Coupon Step-Down Event occurs on the relevant Coupon Observation Date.  A Coupon Step-Down Event occurs if the Official Closing Level of any Underlying is below its Trigger Level on the relevant Coupon Observation Date.  If the Official Closing Level of any Underlying is below its Trigger Level on each Coupon Observation Date, the Annual Coupon Rate will be 1.00% per annum on each Coupon Payment Date and the enhanced Annual Coupon Rate will not be realized at any point during the term of the Notes.  Any coupon payments are subject to the credit risk of HSBC.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including coupons and the principal at maturity or early redemption depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Underlying, your return will be based on the Final Return of the Least Performing Underlying.

The performance of either Underlying may cause a Trigger Event to occur.  If a Trigger Event occurs and the Notes are not redeemed early, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying or which Underlying caused the Trigger Event to occur. As a result, you could lose all or some of your initial investment if the Final Return of the Least Performing Underlying is negative, even if there is an increase in the level of the other Underlying.  This could be the case even if the other Underlying caused the Trigger Event to occur or the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

The Notes are subject to our Early Redemption Right, which limits your ability to accrue interest over the full term of the Notes.

The Notes are subject to our Early Redemption Right and therefore may be redeemed by us on any Coupon Payment Date upon at least five business days notice. If the Notes are redeemed prior to the Maturity Date, you will be entitled to receive only the Principal Amount of your Notes and any coupon payment in respect of Coupon Payment Dates originally scheduled to occur on or before the Early Redemption Date. In such a case, you will lose the opportunity to continue to accrue and be paid coupons in respect of Coupon Payment Dates following the Early Redemption Date. If the Notes are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar price of risk that yield as much interest as the Notes.  See “Payment on the Notes—Early Redemption Right” on page PS-5.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the levels of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. The negative performance of one Underlying could cause a Trigger Event and/or a Coupon Step-Down Event.  If a Trigger Event occurs, your return would depend solely on the Least Performing Underlying.

Changes that affect an index may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an index concerning additions, deletions and substitutions of the constituents comprising such index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in such index may affect the level of such index.  The policies of the reference sponsor with respect to the calculation of the relevant index could also affect the level of such index.  The reference sponsor may discontinue or suspend calculation or dissemination of its relevant index. Any such actions could affect the value of the Notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity on the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

The original issue price of the Notes includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level.  We cannot predict the Official Closing Level of either Underlying at any time during the Observation Period or on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your Notes.  With respect to the Notes, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying’s Final Return from -100% to +100%. The following results are based solely on the terms outlined below.  You should consider carefully whether the Notes are suitable to your investment goals.

}	Principal Amount:	$1,000

}	Trigger Level:	50% of the Initial Level of each Underlying.

}	Annual Coupon Rate (paid quarterly):	13.40% per annum if a Coupon Step-Down Event does not occur and 1.00% per annum if a Coupon Step-Down Event occurs.

}	The Notes are held until maturity and are not redeemed early by the Issuer.

	Trigger Event Does Not Occur and a Coupon Step-Down Event Does Not Occur on Any Coupon Observation Date1
Trigger Event Occurs and a Step-Down Event has Occurred
on the First Three Coupon Observation Dates (footnote 2).
In addition, for purposes of examples marked with “†” a
Step-Down Event has Occurred on the Fourth Observation
Date (see footnote †) and for purposes of examples marked
with footnote “*” a Step-Down Event has not Occurred on the
Fourth Observation Date (see footnote *).

Least Performing Underlying’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on the Notes	Hypothetical Total Coupon Paid Over the term of the Notes	Hypothetical Final Settlement Value	Hypothetical Total Payment on the Notes	Hypothetical Total Return on Notes
100.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
90.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
80.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
70.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
60.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
50.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
40.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
30.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
20.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
10.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
0.00%	$134	$1,000	$1,134	13.40%	$41.00*	$1,000	$1,041.00	4.10%
-10.00%	$134	$1,000	$1,134	13.40%	$41.00*	$900	$941.00	-5.90%
-20.00%	$134	$1,000	$1,134	13.40%	$41.00*	$800	$841.00	-15.90%
-25.00%	$134	$1,000	$1,134	13.40%	$41.00*	$750	$791.00	-20.90%
-30.00%	$134	$1,000	$1,134	13.40%	$41.00*	$700	$741.00	-25.90%
-40.00%	$134	$1,000	$1,134	13.40%	$41.00*	$600	$641.00	-35.90%
-50.00%	$134	$1,000	$1,134	13.40%	$41.00*	$500	$541.00	-45.90%
-60.00%	N/A	N/A	N/A	N/A	$10.00†	$400	$410.00	-59.00%
-70.00%	N/A	N/A	N/A	N/A	$10.00†	$300	$310.00	-69.00%
-80.00%	N/A	N/A	N/A	N/A	$10.00†	$200	$210.00	-79.00%
-90.00%	N/A	N/A	N/A	N/A	$10.00†	$100	$110.00	-89.00%
-100.00%	N/A	N/A	N/A	N/A	$10.00†	$0	$10.00	-99.00%

1 The Official Closing Level of each Underlying never falls below its respective Trigger Level on any trading day during the Observation Period.

2  The Official Closing Level of an Underlying falls below its Trigger Level on a trading day during the Observation Period and either Underlying is below its respective Trigger Level on each Coupon Observation Date.

* Assuming the Notes have been held to maturity and a Coupon Step-Down Event does not occur on the final Coupon Observation Date, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $41.00, with coupon payments of $2.50 made on the first three Coupon Payment Dates and $33.50 made on the final Coupon Payment Date.

† Assuming the Notes have been held to maturity and a Coupon Step-Down Event occurs on the final Coupon Observation Date, the total amount of the coupons paid on the Notes as of the Maturity Date will equal $10.00, with coupon payments of $2.50 made on each of the Coupon Payment Dates.

.

Hypothetical Examples of the Final Settlement Value

The five examples below set forth a sampling of hypothetical Final Settlement Values based on the following terms:

}	Principal Amount of Notes:	$1,000

}	Trigger Level:	594.02 with respect to the SPX and 348.13 with respect to the RTY, in each case 50% of the Initial Level of each Underlying.

}	Annual Coupon Rate (paid quarterly):	13.40% per annum if a Coupon Step-Down Event does not occur and 1.00% per annum if a Coupon Step-Down Event occurs.

}	Initial Level:	1,188.04 for the SPX and 696.26 for the RTY.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Early Redemption Date, as applicable).

The examples provided herein are for illustration purposes only. The actual amount payable on the Notes will depend on whether the Notes are redeemed early, whether and how many Coupon Step-Down Events occur and whether a Trigger Event occurs and, if so, the Final Return of the Least Performing Underlying. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be redeemed early, whether and how many Coupon Step-Down Events will occur and whether a Trigger Event will occur and, if so, whether the Final Return of the Least Performing Underlying will be less than zero, or to what extent the Final Return will be less than zero.

Example 1: We do not exercise our Early Redemption Right and a Trigger Event occurs. A Coupon Step-Down Event occurs on each of the Coupon Observation Dates.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
RTY	696.26	278.50 (40% of Initial Level)	313.32 (45% of Initial Level)
SPX	1,188.04	1,188.04 (100% of Initial Level)	1,306.84 (110% of Initial Level)

Since the Official Closing Level of RTY is below its Trigger Level during the Observation Period, a Trigger Event occurs. RTY is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

 Final Level of RTY– Initial Level of RTY
Initial Level of RTY

= (313.32 – 696.26) / 696.26= -55.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -55.00%) = $450.00

Because a Coupon Step-Down Event occurs on the final Coupon Observation Date, the final coupon payment will be $2.50 and the total payment on the Maturity Date is $452.50.

Because a Coupon Step-Down Event occurred on the first three Coupon Observation Dates, the coupon payment on each of the first three Coupon Payment Dates is $2.50.  Therefore, the total payment on the Notes is $460.

Example 2: We do not exercise our Early Redemption Right and a Trigger Event occurs. A Coupon Step-Down Event occurs on the first three Coupon Observation Dates, but does not occur on the final Coupon Observation Date, which is also the Final Valuation Date.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
RTY	696.26	278.50 (40% of Initial Level)	765.89 (110% of Initial Level)
SPX	1,188.04	831.63 (70% of Initial Level)	1,425.65 (120% of Initial Level)

Since the Official Closing Level of RTY is below its Trigger Level during the Observation Period, a Trigger Event occurs. RTY is also the Least Performing Underlying.

The Final Return of the Least Performing Underlying =

Final Level of RTY - Initial Level of RTY
Initial Level of RTY

= (765.89 – 696.26) / 696.26= 10.00%

Therefore, since a Trigger Event has occurred and the Final Level of the Least Performing Underlying is positive, the Final Settlement Value equals $1,000.

Because a Coupon Step-Down Event does not occur on the final Coupon Observation Date, the final coupon payment will be $33.50 and the total payment on the Maturity Date is $1,033.50.

Because a Coupon Step-Down Event occurred on the first three Coupon Observation Dates, the coupon payment on each of the first three Coupon Payment Dates is $2.50.  Therefore, the total payment on the Notes is $1,041.00.

Example 3: We do not exercise our Early Redemption Right and a Trigger Event does not occur.  A Coupon Step-Down Event does not occur on any of the Coupon Observation Dates.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
RTY	696.26	557.01 (80% of Initial Level)	626.63 (90% of Initial Level)
SPX	1,188.04	950.43 (80% of Initial Level)	950.43 (80% of Initial Level)

Since the Official Closing Level of each Underlying is not below its Trigger Level during the Observation Period, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Because a Coupon Step-Down Event did not occur on any of the Coupon Observation Dates, the coupon payment on each Coupon Payment Date is $33.50 and the total payment on the Notes is $1,134.00.

Example 4: We do not exercise our Early Redemption Right and a Trigger Event occurs.  A Coupon Step-Down Event does not occur on the first two Coupon Observation Dates but occurs on the last two Coupon Observation Dates.

Underlying	Initial Level	Lowest Official Closing Level of the Underlying during the Observation Period	Final Level on Final Valuation Date
RTY	696.26	278.50 (40% of Initial Level)	278.50 (40% of Initial Level)
SPX	1,188.04	475.22 (40% of Initial Level)	534.62 (45% of Initial Level)

Since the Official Closing Level of each Underlying is below its Trigger Level, a Trigger Event occurs.

The Final Return of the Least Performing Underlying =

Final Level of RTY– Initial Level of RTY
Initial Level of RTY

= (278.50 – 696.26) / 696.26= -60.00%

Final Settlement Value = Principal Amount of the Notes × (1 + Final Return of the Least Performing Underlying)

= $1,000 × (1 + -60.00%) = $400.00

Because a Coupon Step-Down Event occurs on the final Coupon Observation Date, the final Coupon Payment will be $2.50 and the total payment on the maturity date is $402.50.

Because a Coupon Step-Down Event did not occur on the first two Coupon Observation Dates, on the corresponding Coupon Payment Dates, the coupon payment is $33.50.  Because a Coupon Step-Down Event occurred on the third Coupon Observation Date, on the corresponding Coupon Payment Date, the coupon payment is $2.50.  Therefore, the total payment on the Notes is $472.00.

Example 5: We exercise our Early Redemption Right, the Early Redemption Date is February 27, 2012 and a Coupon Step-Down Event does not occur.

Since we exercised our Early Redemption Right, there is an early redemption and you are no longer entitled to receive any Final Settlement Value.  On the Coupon Observation Date corresponding to the Early Redemption Date, a Coupon Step-Down Event does not occur.  Therefore, on the Early Redemption Date you would receive your $1,000 Principal Amount of Notes plus the coupon payment of $33.50 owed to you on such date.  As a result, on the Early Redemption Date, you would be entitled to receive a total payment of $1,033.50.  Once we exercise our Early Redemption Right, the Underlyings have no relevance in determining the payment owed to you on the Early Redemption Date.

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market.  All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of October 31, 2011 were: Financial Services, Technology, Consumer Discretionary, Producer Durables and Health Care.

For more information about the RTY, see “The Russell 2000® Index” on page US3-8 of the accompanying underlying supplement no. 3.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from November 23, 2006 through November 22, 2011.  The closing level for the RTY on November 22, 2011 was 696.26. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY during the Observation Period or on the Final Valuation Date

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of November 22, 2011 were: Information Technology, Financials, Energy, Health Care and Consumer Staples.

For more information about the SPX, see “The S&P 500® Index” on page US3-4 of the accompanying underlying supplement no. 3.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from November 23, 2006 through November 22, 2011.  The closing level for the SPX on November 22, 2011 was 1,188.04. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX during the Observation Period or on the Final Valuation Date.

OBSERVATION DATES AND MATURITY DATE

The first paragraph of the section “Valuation Dates” in the accompanying underlying supplement no. 3 will be replaced with the following paragraph:

If an Observation Date is not a scheduled trading day for any Underlying, then an Observation Date for such Underlying will be the next succeeding day that is a scheduled trading day (as defined in the underlying supplement) for such Underlying. For each Underlying, the calculation agent will determine whether a market disruption event (as defined in the underlying supplement) exists on an Observation Date with respect to such Underlying independent from the other Underlying, therefore a market disruption event may exist for one Underlying and not exist for the other Underlying. If a market disruption event exists for an Underlying on an Observation Date, then the Observation Date for such Underlying will be the next scheduled trading day for which there is no market disruption event for such Underlying. If such market disruption event continues for five consecutive scheduled trading days, then that fifth scheduled trading day will nonetheless be the Observation Date for such Underlying, and the Official Closing Level with respect to such Underlying will be determined by means of the formula for and method of calculating such index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock or other security in such index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in such index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security). For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the originally scheduled Observation Date, the determination of such Underlying’s Official Closing Level will be made on the originally scheduled Observation Date, irrespective of the existence of a market disruption event with respect to the other Underlying. If an Observation Date other than the Final Valuation Date for either Underlying is postponed, then the corresponding Coupon Payment Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.   If the Final Valuation Date for either Underlying is postponed, then the Maturity Date will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Underlying.  If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will also be postponed by an equal number of business days.  For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC for distribution to other registered broker dealers or will offer the Notes directly to investors.  HSBC Securities (USA) Inc. will offer the Notes at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes.  HSBC Securities (USA) Inc. may pay referral fees to other broker-dealers of up to 0.60%, or $6.00, per $1,000 Principal Amount of Notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.  Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as an income-bearing pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special  U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat a Note as an income-bearing pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Coupon) and your tax basis in the Note.  Any such gain or loss will be short-term capital gain or loss.  Your tax basis in a Note generally will equal your cost of the Note.  In addition, the tax treatment of the Coupons is unclear.  Although the tax treatment of the Coupons is unclear, we intend to treat Coupons paid by us, including upon maturity, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations – Certain Equity Linked-Notes – Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid forward or other executory contracts.

In addition, if you are a non-U.S. holder (as defined in the prospectus supplement), because the tax treatment of the Coupons is unclear, we intend to withhold an amount equal to 30% of Coupons payable to you, subject to reduction or elimination by applicable treaty, unless income from such Coupon is effectively connected with your conduct of a trade or business within the United States.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

TABLE OF CONTENTS
You should only rely on the information contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$1,041,000 Variable Coupon
Callable Yield Notes

November 22, 2011

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-4
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-10
Information Relating to the Reference Asset	PS-13
Observation Dates and Maturity Date	PS-14
Events of Default and Acceleration	PS-14
Supplemental Plan of Distribution (Conflicts of Interest)	PS-14
U.S. Federal Income Tax Considerations	PS-15

Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59